Exhibit 99.1

INNOVAQOR, INC. CREATES PREFERRED STOCK; CONSIDERS LAUNCHING EXCHANGE OFFER TO COMMON SHAREHOLDERS

WEST PALM BEACH, Fla. (November 27, 2023) — InnovaQor, Inc. (OTC: INQR) authorized two new series of preferred stock, the Series E Mandatory Convertible Preferred Stock and the Series F Mandatory Convertible Preferred Stock, by filing certificates of designation with the Secretary of State of the State of Nevada on November 22, 2023. The Company authorized the two series of preferred stock in contemplation of a potential exchange offer to be made to its common shareholders.

The Company is considering offering common shareholders the opportunity to exchange common shares for a stated value of Series E and Series F Preferred Stock. The value of common shares exchanged would be divided equally between Series E and Series F Preferred Stock. The Series E Preferred Stock has a mandatory conversion date of December 31, 2026 and the Series F Preferred Stock has a mandatory conversion date of December 31, 2027. The stated value each series of preferred stock initially is $100, and increases by $20 upon each anniversary of issuance.

As an example, as currently contemplated, if a common shareholder exchanges $1,000 of common shares they will receive $500 of Series E Preferred Stock and $500 of Series F Preferred Stock.

The $500 of Series E Preferred Stock shall have a stated value of (i) $600 from the first anniversary of the original issue date until the day before the second anniversary of the Original Issue Date; and (ii) $700 from and after the second anniversary of the original issue date until the day before the third anniversary of the original issue date; and (iii) $800 on the third anniversary until the mandatory conversion date at which time the total stated value of the Series E Preferred Stock ($800.00) would automatically convert to common stock of the Company at the average closing price of the Common Stock on the 10 Trading Days immediately prior to the mandatory conversion date.

The $500 of Series F Preferred Stock shall have a stated value of (i) $600 from the first anniversary of the original issue date until the day before the second anniversary of the Original Issue Date; and (ii) $700 from and after the second anniversary of the original issue date until the day before the third anniversary of the original issue date; and (iii) $800 from and after the third anniversary of the original issue date until the day before the fourth anniversary of the original issue date; and (iv) $900 on the fourth anniversary until the mandatory conversion date at which time the total stated value of the Series F Preferred Stock ($900.00) would automatically convert to common stock of the Company at the average closing price of the Common Stock on the 10 Trading Days immediately prior to the mandatory conversion date.

“We believe an exchange offer is a viable and exciting alternative to completing a reverse split of our common stock in an effort to make our Company more attractive to new investors” said Darrell Peterson, CEO of InnovaQor, Inc. “Our Company is entering a phase where new investors are necessary to help us create a significantly more valuable Company. If successful, an exchange offer would create more opportunity to our current shareholders than other methods of restructuring our current capitalization to attract investment.”

The terms and timing of an exchange offer are subject to final approval by the Board of Directors of the Company and market conditions.

For further information on InnovaQor, Inc., please visit www.innovaqor.com

This press release is for informational purposes only and is not intended to and does not constitute an offer to subscribe for, exchange, buy or sell, the solicitation of an offer to subscribe for, exchange, buy or sell, or an invitation to subscribe for, exchange, buy or sell any securities, nor shall there be any sale, issuance, exchange or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus or other document meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and applicable state securities laws, or an applicable exemption therefrom, and otherwise in compliance with applicable law

About InnovaQor, Inc.

InnovaQor delivers innovative technology and software solutions for the medical sector and has initiated the creation of a communication platform (Curallo) specifically for the medical sector, which will facilitate communication and collaboration between peers and allow the addition of revenue generating bolt on offers, including existing solutions and a new recruitment matching product for the healthcare sector.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Additional information concerning these and other risk factors are contained in the Company’s most recent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact:

Gerard Dab

561 421 1905

press@innovaqor.com